Exhibit 16.1

April 23, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Ladies and Gentlemen:

We have read Item 4 of Excel Corporation Form 8-K dated April 23, 2015 and have the following comments:

1.	We agree with the statements made in the first five paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the final paragraph.

Yours truly,

Connolly, Grady and Cha, P.C.

Member of the American Institute of Certified Public Accountants,

Public Company Accounting Oversight Board, and Pennsylvania Institute of Certified Public Accountants

1608 Walnut Street, Suite 1703, Philadelphia, PA 19103 ● (215) 735-4580 ● Fax (215) 735-4584 ● www.cgcpc.com